Exhibit 99.1

Mitsubishi UFJ Financial Group

MITSUBISHI UFJ FINANCIAL GROUP AND THE BANK OF TOKYO-MITSUBISHI UFJ COMPLETE ACQUISITION OF ALL OUTSTANDING SHARES OF UNIONBANCAL

Tokyo and San Francisco, November 4, 2008 – Mitsubishi UFJ Financial Group, Inc. (“MUFG”) (NYSE: MTU), its wholly owned subsidiary, The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), and UnionBanCal Corporation (“UNBC”) (NYSE: UB) today announced that MUFG has successfully acquired all of the outstanding shares of UNBC that MUFG and its affiliates did not already own. The acquisition of the shares was consummated through a cash tender offer followed by a second-step merger. UNBC is now a wholly owned indirect subsidiary of MUFG.

All outstanding shares of UNBC common stock not previously purchased and accepted for payment in the tender offer (other than shares with respect to which appraisal rights have been properly exercised) have now been converted into the right to receive $73.50 per share in cash (the same price paid in the tender offer). The paying agent for the merger will mail to the remaining former registered shareholders of UNBC materials necessary to exchange their former UNBC shares for such payment. As a result of the merger, UNBC’s common stock is being delisted and will cease to trade on the New York Stock Exchange.

Former shareholders of UNBC with questions regarding their former shares should call Innisfree M&A Incorporated at (888) 750-5834.

About MUFG / BTMU

MUFG is one of the world’s leading financial groups, with total assets of more than ¥190 trillion (approximately $1.8 trillion) as of March 31, 2008. MUFG’s services include commercial banking, trust banking, securities, credit cards, consumer finance, asset management and leasing.

The Group’s operating companies include BTMU, Japan’s largest commercial bank, Mitsubishi UFJ Trust and Banking Corporation, Japan’s leading trust bank, and Mitsubishi UFJ Securities, one of Japan’s largest securities firms.

BTMU is Japan’s leading bank with around 660 branches and offices, over 400,000 corporate customers, and around 40 million individual customers. BTMU also has the largest overseas network of any Japanese bank, comprising offices and subsidiaries in more than 40 countries worldwide. BTMU’s global network includes Union Bank of California, which is a wholly owned subsidiary of UNBC and is one of the 25 largest banks in the United States with over 300 branches and assets in excess of $60 billion.

For more information about MUFG, please visit http://www.mufg.jp/english/index.html.

About UnionBanCal Corporation

Based in San Francisco, UnionBanCal Corporation (NYSE:UB) is a bank holding company with assets of $60.6 billion at June 30, 2008. Its principal subsidiary, Union Bank of California, N.A., had 337 banking offices in California, Oregon, and Washington and 2 international offices at June 30, 2008. The company’s Web site is located at www.unionbank.com.

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For more information, please contact:

MUFG/BTMU:	UNBC:

Jim Barron/ Kara Findlay/Nicole Tolmie	Investor Contact
(212) 687-8080	John A. Rice/Michelle Crandall
ntolmie@sardverb.com	(415) 765-2780